NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St. Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2011 RESULTS AND UPDATES
W AUSTIN HOTEL & RESIDENCES ACTIVITIES

HIGHLIGHTS
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The hotel at the W Austin Hotel & Residences project opened in December 2010, delivery of the first condominium residences began in January 2011 and the music and entertainment venue, Austin City Limits Live at the Moody Theater, opened in February 2011.

•
At March 31, 2011, Stratus had $5.8 million of available cash and cash equivalents, excluding $5.0 million associated with the W Austin Hotel & Residences project and $7.4 million of availability under its credit facility.

SUMMARY FINANCIAL RESULTS
	First-Quarter
	2011	2010
	(In Thousands, Except Per Share Amounts)
Revenues	$41,603	$2,300
Operating income (loss)	3,872	(2,803)
Net income (loss)	3,055	(1,780)
Net loss attributable to Stratus common stock	(881)	(1,709)

Diluted net loss per share attributable to Stratus common stock	$(0.12)	$(0.23)

Diluted weighted average shares of common stock outstanding	7,484	7,456

AUSTIN, TX, May 16, 2011 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $0.9 million, $0.12 per share, for first-quarter 2011, compared with a net loss of $1.7 million, $0.23 per share, for first-quarter 2010.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “We remain pleased with the performance of the W Austin Hotel and ACL Live. In January, we began delivering condominium units at the W Austin Hotel & Residences project, and anticipate completing construction of the remaining units in the second quarter. We continue to evaluate additional development projects based on Austin real estate market conditions, which have shown recent signs of improvement.”

W Austin Hotel & Residences Project Status. Stratus’ development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is being completed on schedule and within budget of approximately $300 million. The 251-room hotel, which we believe will set the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc.  Condominium units are being completed on a floor-by-floor basis and delivery of the first condominium units began in January 2011 and is continuing. As of April 29, 2011, sales of 40 of the 159 condominium units had closed for $38.8 million and 46 of the remaining 119 condominium units were under contract. The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the new home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 48 events through April 29, 2011, and currently has booked events through January 2012. The project also has approximately 41,000 square feet of leasable office space, of which 17,500 square feet opened in March 2011, and 18,000 square feet of leasable retail space, which is scheduled to open in July 2011. As of April 29, 2011, 17,500 square feet of the office space was occupied (including 9,000 for Stratus’ corporate office) and Stratus had entered into leases for 12,600 square feet of the retail space.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus’ property sales totaled $31.4 million for first-quarter 2011, which included 33 condominium units for $31.3 million at the W Austin Hotel & Residences project and one lot for $0.1 million in the Meridian development in the Circle C community, compared with $0.9 million for first-quarter 2010, which included 13 lots in the Meridian development. The increase in developed property sales revenues primarily resulted from the sale of condominium units at the W Austin Hotel & Residences project, which became available in first-quarter 2011.

Rental income from commercial leasing properties increased to $1.4 million for first-quarter 2011 from $1.3 million for first-quarter 2010, primarily because of increases in rental income at 7500 Rialto.

Hotel revenue totaled $7.3 million in first-quarter 2011, and reflects the first full quarter of results of operations for the W Austin Hotel, which opened in December 2010. Hotel revenues primarily include revenues from room reservations and food and beverage sales.

Entertainment venue revenue totaled $1.4 million in first-quarter 2011, and reflects the results of operations for ACL Live, which opened in February 2011. Venue revenues primarily include ticket sales; sales of concessions and merchandise; and sponsorships, personal seat licenses sales and suite sales.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT.  This press release contains forward-looking statements in which we discuss our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales, commercial leasing activities, and development at the W Austin Hotel & Residences

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project.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. We caution investors that we assume no obligation to update the forward-looking statements in this press release and we do not intend to update the forward-looking statements more frequently than quarterly.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

A copy of this release is available on Stratus’ website, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Real estate	$31,442	$874
Hotel	7,271	-
Rental	1,400	1,297
Entertainment venue	1,357	-
Commissions, management fees and other	133	129
Total revenues	41,603	2,300
Cost of sales:
Real estate	25,431	2,106
Hotel	6,249	-
Rental	729	745
Entertainment venue	1,540	-
Depreciation	1,815	420
Total cost of sales	35,764	3,271
General and administrative expenses	1,967	1,832
Total costs and expenses	37,731	5,103
Operating income (loss)	3,872	(2,803)
Interest expense, net	(834)	-
Other income, net	269	218
Income (loss) before income taxes and equity in unconsolidated affiliate’s loss	3,307	(2,585)
Equity in unconsolidated affiliate’s loss	(76)	(76)
(Provision for) benefit from income taxes	(176)	881
Net income (loss)	3,055	(1,780)
Net (income) loss attributable to noncontrolling interest in subsidiariesa	(3,936)	71
Net loss attributable to Stratus common stock	$(881)	$(1,709)

Net loss per share attributable to Stratus common stock:
Basic and diluted	$(0.12)	$(0.23)

Weighted average shares of common stock outstanding:
Basic and diluted	7,484	7,456

a.	Primarily relates to the operations of W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31,		December 31,
	2011		2010
ASSETS
Cash and cash equivalents	$10,839		$11,730
Real estate held for sale	27,197		27,312
Real estate under development	142,253		189,057
Land held for future development	57,868		57,822
Real estate held for investment	189,964	a	143,049
Investment in unconsolidated affiliate	3,008		3,084
Deferred tax assets, net	170		170
Other assets	20,543		22,962
Total assets	$451,842		$455,186

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$22,826		$20,149
Accrued interest and property taxes	8,242		7,828
Deposits	5,736		9,296
Debt	193,345		201,523
Other liabilities	3,863		3,590
Total liabilities	234,012		242,386

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	84		84
Capital in excess of par value of common stock	197,862		197,773
Accumulated deficit	(52,216)		(51,335)
Common stock held in treasury	(18,010)		(17,972)
Total Stratus stockholders’ equity	127,720		128,550
Noncontrolling interest in subsidiariesb	90,110		84,250
Total equity	217,830		212,800
Total liabilities and equity	$451,842		$455,186

a.	Includes $35.9 million of assets related to ACL Live at the W Austin Hotel & Residences project that were reclassified from real estate under development during first-quarter 2011.
b.	Primarily relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2011	2010
Cash flow from operating activities:
Net income (loss)	$3,055	$(1,780)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	1,815	420
Cost of real estate sold	21,043	563
Deferred income taxes	-	(898)
Stock-based compensation	108	146
Equity in unconsolidated affiliate’s loss	76	76
Deposits	(157)	(2,133)
Purchases and development of real estate propertiesa	(12,524)	(10,394)
Decrease (increase) in other assets	(1,397)	902
Increase (decrease) in accounts payable, accrued liabilities and other	3,511	(2,788)
Net cash provided by (used in) operating activities	15,530	(15,886)

Cash flow from investing activities:
Development of commercial leasing properties	(1,411)	(1,131)
Development of hotel	(4,256)	(6,489)
Development of entertainment venue	(4,443)	(2,685)
Net cash used in investing activities	(10,110)	(10,305)

Cash flow from financing activities:
Borrowings from credit facility	10,000	5,012
Payments on credit facility	(134)	(781)
Borrowings from project and term loans	11,256	4,500
Payments on project and term loans	(29,300)	(2,099)
Noncontrolling interest contributions	1,924	10,308
Net payments for stock-based awards	(57)	(76)
Financing costs	-	(163)
Net cash (used in) provided by financing activities	(6,311)	16,701
Net decrease in cash and cash equivalents	(891)	(9,490)
Cash and cash equivalents at beginning of year	11,730	15,398
Cash and cash equivalents at end of period	$10,839	$5,908

a.	Primarily includes capital expenditures associated with the condominium units at the W Austin Hotel & Residences project.

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